Exhibit 99.1

ATSG Reports Fourth-Quarter and 2009 Earnings,

Strong Balance Sheet Improvements, New Multi-Year DHL Agreements

WILMINGTON – Ohio – March 31, 2010 – Air Transport Services Group, Inc. (NASDAQ: ATSG) today reported its financial results for the fourth quarter and full year 2009. Those results, as compared with the corresponding 2008 periods, included the following:

Fourth-Quarter and Full Year Financial Results

•

Fourth-quarter revenues from continuing operations of $250.5 million in 2009, compared with $257.0 million in 2008. Revenues from continuing operations for the full year 2009 were $823.5 million, compared with $941.7 million in 2008. ATSG’s 2009 revenue from continuing operations reflect scaled-down U.S. operations by ATSG’s principal customer, DHL, and the effect of lower aircraft fuel reimbursements, offset in part by DHL’s reimbursement of certain ABX Air employee severance and benefit payments.

•

Fourth-quarter 2009 consolidated net earnings of $11.5 million, or $0.18 per diluted share, compared with a consolidated net loss in 2008 of $64.2 million, or $1.03 per share, including impairment charges. Full-year 2009 consolidated net earnings were $34.4 million, or $0.54 per diluted share, compared to a loss of $56.0 million, or $0.90 per share in 2008.

•

Fourth-quarter Adjusted EBITDA (defined as Earnings From Continuing Operations Before Interest, Taxes, Depreciation and Amortization) of $45.0 million in 2009, versus Adjusted EBITDA of $59.9 million in 2008, excluding impairment charges. Adjusted EBITDA in 2009 was $155.8 million, versus $163.0 million in Adjusted EBITDA for 2008. Adjusted EBITDA is a non-GAAP measure of financial performance that management believes better reflects the performance of ATSG and other asset-intensive air-cargo businesses. See tables providing a reconciliation of Earnings from Continuing Operations to Adjusted EBITDA at the end of this release.

•	A series of developments throughout 2009 that yielded a much stronger year-end financial position for ATSG, including:

•	$103.0 million in 2009 operating cash flow, leading to a year-end cash balance of $83.2 million.

•	Substantial reductions in debt (down $135.1 million, or 26.4 percent) and post-retirement liabilities (down $144.6 million, or 48.6 percent).

•	More than tripling of total stockholders’ equity to $246.0 million at year-end 2009.

•	As a result, the ratio of total debt to annual Adjusted EBITDA improved to 2.4x for 2009 from 3.1x for 2008’s annual Adjusted EBITDA.

ATSG also disclosed yesterday in a separate announcement a set of new multi-year agreements between its subsidiaries and DHL for support of DHL’s U.S. air network, effective March 31, 2010. Additional information on the agreements is available on ATSG’s website, www.atsginc.com, including information in ATSG’s Form-10-K for 2009.

Joe Hete, President and CEO of ATSG, said, “Our new agreements with DHL, based on a fixed-price construct, are a huge achievement for our employees and shareholders, as well as for DHL. The comprehensive set of agreements cover leases of thirteen 767 freighter aircraft to DHL by our Cargo Aircraft Management (CAM) unit, operation of those aircraft by our ABX Air crews under a new, more competitive Collective Bargaining Agreement, and maintenance of the aircraft by our Airborne Maintenance & Engineering Services (AMES) technicians. The agreements also cover all items related to the wind-up and termination of the two commercial agreements between ABX Air and DHL, as well as the Severance and Retention Agreement.”

Hete added that, “We have completed a dramatic restructuring of our financial position, which has significantly increased shareholder equity and our financial flexibility. Our strong financial position, coupled with our unique ability to combine cargo aircraft and air transport services from our multiple businesses into customized solutions, has established a platform upon which we can deliver stronger returns on our invested capital while providing premium services to all of our customers.”

ATSG Fourth Quarter 2009 Results	Page 2

Discontinued Operations

ATSG adopted reporting for discontinued operations beginning with the third quarter of 2009. The discontinued operations are primarily ABX Air’s former support of DHL’s ground and package sorting operations under the Hub and Line-haul Services Agreement, as amended. That agreement expired on August 15, 2009. Discontinued operations also include ABX Air’s former aircraft fuel management for DHL.

•

ATSG’s net earnings from discontinued operations were $1.2 million, or $0.02 per share in the fourth quarter of 2009, versus $5.0 million, or $0.08 per share in the fourth quarter of 2008. Net earnings from discontinued operations were $6.2 million, or $0.10 per share in 2009 and $6.9 million, or $0.11 per share in 2008.

Effective Tax Rate

ATSG’s effective tax rate was 38 percent for 2009, and 11 percent for 2008 from continuing operations (but approximately 38 percent after adjusting for approximately $73.2 million of impairment charges not deductible for income tax purposes). Operating loss carry-forwards fully offset ATSG’s U.S. federal income tax expense for 2009. ATSG does not expect to pay U.S. federal income taxes for the next three years.

Balance Sheet Improvements

A major focus of ATSG’s efforts during 2009 was the restructuring of its balance sheet in connection with changes in the scope of its service to DHL, and the reductions in personnel and aircraft required to support DHL’s U.S. package express network. The results are evident in lower effective interest rates on remaining debt.

Principal elements of the financial restructuring included:

•

Reduced total debt outstanding by 26.4% or $135.1 million, which included principal payments of $43.1 million, debt extinguishment related to its DHL promissory note of $46.3 million, and a $45.7 million reduction in aircraft capital lease obligations.

•

ATSG has agreed to pay an additional $15.0 million toward the DHL note in 2010 with a portion of the $31.1 million proceeds from DHL related to put aircraft. The remaining DHL note outstanding of $31.0 million will be amortized over the five-year term of the new DHL operating agreement, without any cash payment requirement.

•

The funded status of ABX Air’s pension and post-retirement health care plans improved by $144.6 million, which reflected company cash contributions, improved investment returns and adjustments to projected benefit liabilities for the company’s scaled-down workforce.

Segment Results

DHL

Revenues from the DHL segment declined 6.5 percent in the fourth quarter to $130.5 million, and declined 15.9 percent to $404.2 million for the year. The reductions are directly related to the reduction in aircraft and services ABX Air provided to DHL during 2009, including a 78 percent reduction in block-hours flown versus 2008.

DHL segment revenues included $10.8 million in mark-ups in 2009, compared with $14.3 million in 2008. Throughout 2009, and for the fourth quarter of 2008, mark-ups consisted of fixed amounts based on prior-period operating benchmarks, rather than as a percentage of ABX Air’s expenses, as had been the case earlier.

Segment revenues for 2009 also included $121.4 million related to the wind-down of DHL’s U.S. domestic network. Those revenues included reimbursements for ABX Air’s management of severance, post-retirement and other employee benefits as those operations wound down.

Pre-tax earnings from the DHL agreements, including the effect of severance and retention reimbursements, were $14.1 million in the fourth quarter, and $27.9 million for 2009. Comparable 2008 amounts were $8.7 million in the fourth quarter, and $14.4 million in 2008. Pre-tax earnings for 2009 included $12.2 million in the fourth quarter, and $16.7 million for the year, reflecting the settlement of the pilot-related portion of the Severance and Retention Agreement in December 2009. The pilots agreed to devote a portion of their severance funds to enhance their retirement security.

ATSG Fourth Quarter 2009 Results	Page 3

ACMI Services

Revenues from the operation of ATSG’s three cargo airlines, excluding the DHL segment, were $103.5 million in the fourth quarter of 2009, flat as compared with $104.1 million in the fourth quarter of 2008. Revenues were $364.7 million for 2009, and $421.0 million for 2008, including fuel and other direct reimbursement payments. Excluding reimbursable amounts, segment revenues declined 1.1 percent for the year, while block hours operated increased 11 percent.

Pre-tax income from the ACMI Services segment was $0.5 million in 2009, including a loss of $1.0 million in the fourth quarter. Results for 2009 included a pre-tax loss from transatlantic scheduled cargo service that did not achieve expected volumes or operating cost levels. That scheduled service was replaced earlier this year with ACMI service, for which the customer is responsible for obtaining sufficient volumes to cover costs.

The fourth quarter of 2008 included pretax charges of $91.2 million for impairments of intangible assets related to customer relationships and goodwill for businesses that ATSG acquired at the end of 2007. Excluding those impairments, segment pre-tax earnings were $7.1 million in 2008, including $6.0 million in the fourth quarter.

CAM/Leasing

Pre-tax earnings from Cargo Aircraft Management (CAM), ATSG’s aircraft leasing business, were $6.1 million for the fourth quarter, up 24.1 percent, and $22.8 million for 2009, up 25.8 percent. It had 43 aircraft under lease at December 31, up from 36 a year earlier, included three 767-200 freighters leased to third parties as of the fourth quarter.

The fourteen 767s that are being converted to full freighter configuration will be placed with CAM and leased to third parties or to ATSG airlines. Nine of the fourteen converted 767s will be leased to DHL and deployed in its U.S. network. Three of the conversions had been completed by the end of 2009.

CAM recently delivered the first of two dry-leased 767 freighters to Amerijet International Inc. under seven-year lease agreements. The agreements include engine maintenance under CAM’s contract with Delta TechOps, training for Amerijet pilots through ABX Air, airframe maintenance by Airborne Maintenance and Engineering Services (AMES), and other technical and operating support.

“These leases with Amerijet demonstrate the expansive range of support services that we can offer to our customers as they build their cargo operations,” Hete said. “Inquiries for our fuel-efficient 767s are growing as both air cargo demand and aircraft fuel prices pick up again, and we are fully prepared to respond with complete turnkey solutions.”

Other Activities

Revenues from all other activities increased by 58.7 percent to $22.1 million for the fourth quarter, and by 33.3 percent to $64.9 million for the year. The increase includes a greater volume of aircraft and facility maintenance services for external customers than a year ago. 2009 pre-tax earnings from all other activities were $0.6 million in the fourth quarter of 2009 and $9.3 million in the fourth quarter of 2008. Pre-tax earnings were $3.5 million for the year, compared with the prior-year’s $7.1 million. Fourth-quarter 2008 results included a one-time gain of $5.8 million stemming from aircraft insurance proceeds.

ATSG Business Model

Over the course of the past three years, ATSG has successfully transformed the business model from one that was highly dependent on cost-plus contracts with DHL, to a diversified model with a particular emphasis on operating margins and returns on invested capital. Key components of ATSG’s unique business model include:

•

A fleet of 62 aircraft, backed by a broad spectrum of air transport services and capabilities which include dry leasing, ACMI, third-party maintenance and technical services, equipment leasing and facility management services and logistics services

•	A diversified mix of customers which, in addition to DHL, include BAX/Schenker, TNT, Quantas, the U.S. Military, and the U.S. Postal Service

With new long term agreements in place with DHL that more appropriately reflect the value of ATSG’s assets and service capabilities, coupled with a more diversified breadth of customers and businesses, ATSG is poised to generate superior returns, relative to its historic business model which was dominated by low margin, cost-plus contracts with DHL.

ATSG Fourth Quarter 2009 Results	Page 4

Outlook

Commenting on the business outlook, Hete said, “ATSG is seeing strong demand for its assets and services across the globe. As previously announced this month, we leased the first of two 767 aircraft to Amerijet for dry lease. In addition, this past weekend, we delivered a second 767 to TNT for ACMI service in their European network. With our DHL partnership entering a new and exciting phase, and its related uncertainty behind us, I am as excited as ever about ATSG’s growth opportunities. The conversion program for nine more 767s will only enhance our capabilities and allow us to meet the growing demands of our customers.”

Hete continued, “The structure of the new DHL agreements unlocks the potential of our valuable aircraft assets, allowing us to earn a significantly better return on our invested capital than under the legacy agreements. To a greater degree than in the past, our margins will depend on our ability to control costs and innovate, while meeting or exceeding the service quality standards that our customers expect, which I’m confident our people can deliver. With those priorities, and a more competitive collective bargaining agreement in place with ABX Air, I look forward to improving upon our historic financial performance in 2010 and beyond.”

Conference Call

Air Transport Services Group will host a conference call to review its financial results for 2009 and these agreements with DHL on Thursday, April 1, 2010, at 10:00 a.m. Eastern Daylight Savings time. Participants should dial (888) 713-4215 and international participants should dial (617) 213-4867 ten minutes before the scheduled start of the call and ask for conference ID #23057952.

The call will also be webcast live (listen-only mode) and will include slides that will progress automatically during the call. If you are joining the teleconference and wish to access the slides please go either to the Company’s website at www.atsginc.com, or to earnings.com for individual investors, and www.streetevents.com for institutional investors. A replay of the conference call will be available beginning two hours after the conclusion of the call. It will be available by phone for eight days after the call at (888) 286-8010 (international callers (617) 801-6888); use pass code ID #81854905. The webcast replay will remain available for 30 days.

About ATSG

ATSG is a leading provider of air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. Through five principal subsidiaries, including three airlines with separate and distinct U.S. FAA Part 121 Air Carrier certificates, ATSG provides air cargo lift, aircraft leasing, aircraft maintenance services, airport ground services, fuel management, specialized transportation management, and air charter brokerage services. ATSG’s subsidiaries include ABX Air, Inc., Air Transport International, LLC, Capital Cargo International Airlines, Inc., Cargo Aircraft Management, Inc., LGSTX Services, Inc., and Airborne Maintenance and Engineering Services, Inc. For more information, please see www.atsginc.com.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. There are a number of important factors that could cause Air Transport Services Group’s (“ATSG’s”) actual results to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, changes in market demand for our assets and services, the timely completion of 767 freighter modifications as anticipated under ABX Air’s new operating agreement with DHL, ABX Air’s ability to maintain on-time service and control costs under its new operating agreement with DHL, and other factors that are contained from time to time in ATSG’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on ATSG’s forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ATSG undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

For more information, contact:

Quint Turner

937-382-5591

ATSG Fourth Quarter 2009 Results	Page 5

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

	Three Months Ended December 31		Year Ended December 31
	2009	2008	2009	2008

REVENUES	$250,510	$256,964	$823,483	$941,686

OPERATING EXPENSES
Salaries, wages and benefits	123,084	116,752	380,276	400,644
Fuel	33,682	37,193	109,242	176,722
Depreciation and amortization	21,610	25,374	83,964	93,752
Maintenance, materials and repairs	18,108	21,412	66,621	87,344
Landing and ramp	6,446	7,772	29,236	34,526
Travel	5,873	6,537	21,761	29,407
Rent	3,901	1,867	10,926	8,947
Insurance	2,612	3,456	10,918	10,454
Impairment of goodwill	—	73,178	—	73,178
Impairment of acquired intangibles	—	18,063	—	18,063
Other operating expenses	11,783	2,036	38,749	30,601

	227,099	313,640	751,693	963,638

INTEREST EXPENSE	(5,833)	(9,321)	(26,881)	(37,002)
INTEREST INCOME	68	305	449	2,335

EARNINGS FROM CONTINUED OPERATIONS BEFORE INCOME TAXES	17,646	(65,692)	45,358	(56,619)

INCOME TAXES	(7,334)	(3,480)	(17,156)	(6,229)

EARNINGS FROM CONTINUED OPERATIONS	10,312	(69,172)	28,202	(62,848)

EARNINGS FROM DISCONTINUED OPERATIONS NET OF TAX	1,196	4,956	6,247	6,858

NET EARNINGS	$11,508	$(64,216)	$34,449	$(55,990)

EARNINGS PER SHARE - Basic
Continuing operations	$0.16	$(1.11)	$0.45	$(1.01)

Discontinued operations	0.02	0.08	0.10	0.11

NET EARNINGS PER SHARE	$0.18	$(1.03)	$0.55	$(0.90)

EARNINGS PER SHARE - Diluted
Continuing operations	$0.16	$(1.11)	$0.44	$(1.01)

Discontinued operations	0.02	0.08	$0.10	0.11

NET EARNINGS PER SHARE	$0.18	$(1.03)	$0.54	$(0.90)

WEIGHTED AVERAGE SHARES
Basic	62,686	62,549	62,674	62,484

Diluted	63,573	62,549	63,279	62,484

ATSG Fourth Quarter 2009 Results	Page 6

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31, 2009	December 31, 2008
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$83,229	$116,114
Marketable securities - available-for-sale	—	26
Accounts receivable, net of allowance of $1,288 in 2009 and $469 in 2008	25,036	24,495
Due from DHL	62,672	63,362
Inventory	5,226	11,259
Prepaid supplies and other	7,093	11,151
Deferred income taxes	31,597	20,172
Aircraft and engines held for sale	30,634	2,353

TOTAL CURRENT ASSETS	245,487	248,932

Property and equipment, net	636,089	671,552
Other assets	21,307	25,281
Deferred income taxes	—	54,807
Intangibles	10,113	11,000
Goodwill	89,777	89,777

TOTAL ASSETS	$1,002,773	$1,101,349

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$38,174	$36,618
Accrued salaries, wages and benefits	44,077	63,500
Accrued severance and retention	18,959	67,846
Accrued expenses	16,429	13,772
Current portion of debt obligations	51,737	61,858
Unearned revenue	15,340	14,813

TOTAL CURRENT LIABILITIES	184,716	258,407

Long-term obligations	325,690	450,628
Post-retirement liabilities	152,297	294,881
Other liabilities	44,044	17,041
Deferred income taxes	50,044	—

STOCKHOLDERS’ EQUITY:
Preferred stock, 20,000,000 shares authorized, including 75,000 Series A Junior Participating Preferred Stock	—	—
Common stock, par value $0.01 per share; 75,000,000 shares authorized; 63,416,564 and 63,247,312 shares issued and outstanding in 2009 and 2008, respectively	634	632
Additional paid-in capital	502,822	460,155
Accumulated deficit	(211,085)	(245,534)
Accumulated other comprehensive loss	(46,389)	(134,861)

TOTAL STOCKHOLDERS’ EQUITY	245,982	80,392

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,002,773	$1,101,349

ATSG Fourth Quarter 2009 Results	Page 7

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES

PRE-TAX EARNINGS SUMMARY

FROM CONTINUING OPERATIONS

(In thousands)

	Three Months Ended December 31		Year Ended December 31
	2009	2008	2009	2008
Revenues:
DHL
ACMI	$58,005	$116,920	$282,787	$451,428
S&R agreement	72,453	22,667	121,366	29,109

Total DHL	130,458	139,587	404,153	480,537
ACMI Services
Charter and ACMI	81,409	82,145	289,514	292,836
Other Reimbursable	22,103	21,985	75,157	128,174

Total ACMI Services	103,512	104,130	364,671	421,010
CAM	16,970	13,803	60,685	47,480
Other Activities	22,085	13,918	64,914	48,707

Total Revenues	273,025	271,438	894,423	997,734
Eliminate internal revenues	(22,515)	(14,474)	(70,940)	(56,048)

Customer Revenues	$250,510	$256,964	$823,483	$941,686

Pre-tax Earnings:
DHL
ACMI	$1,865	$7,863	$11,124	$13,591
S&R agreement	12,210	816	16,727	816

Total DHL	14,075	8,679	27,851	14,407
ACMI Services	(961)	5,952	541	7,147
Impairments - ACMI Services	—	(91,241)	—	(91,241)
CAM	6,079	4,898	22,775	18,102
Other Activities	578	9,312	3,518	7,070
Net non-reimbursed interest income (expense)	(2,125)	(3,292)	(9,327)	(12,104)

Total Pre-tax Earnings	$17,646	$(65,692)	$45,358	$(56,619)

ATSG Fourth Quarter 2009 Results	Page 8

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES

NON-GAAP RECONCILIATION

Earnings from Continuing Operations to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

and Earnings Before Interest, Taxes, Depreciation, Amortization and Impairment Charges (Adjusted EBITDA)

(Unaudited, in thousands)

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2009	2008	2009	2008

GAAP Earnings (Loss) from Continuing Operations	$10,312	$(69,172)	$28,202	$(62,848)
Income Tax Expense	7,334	3,480	17,156	6,229
Interest Income	(68)	(305)	(449)	(2,335)
Interest Expense	5,833	9,321	26,881	37,002
Depreciation and Amortization	21,610	25,374	83,964	93,752

EBITDA from Continuing Operations	$45,021	$(31,302)	$155,754	$71,800

Impairment-goodwill	—	$73,178	—	$73,178
Impairment-acquired intangibles	—	18,063	—	18,063

Adjusted EBITDA from Continuing Operations	$45,021	$59,939	$155,754	$163,041

Total Debt
Current portion of debt obligations			$51,737	$61,858
Long-term obligations			325,690	450,628

Total Debt			$377,427	$512,486

Debt divided by Adjusted EBITDA			2.4	3.1

EBITDA and Adjusted EBITDA are a non-GAAP financial measures and should not be considered alternatives to net income (loss) or any other performance measure derived in accordance with GAAP. EBITDA is defined as income (loss) from operations plus net interest expense, provision for income taxes, depreciation and amortization. The Company’s management uses these adjusted financial measures in conjunction with GAAP finance measures to monitor and evaluate the performance of the Company, including as a measure of liquidity. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP, or as alternative measures of liquidity.